EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Apollo Medical Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Apollo Medical Holdings, Inc., of our report dated April 11, 2008, (which include emphasis paragraphs relating to an uncertainty as to the Company’s ability to continue as a going concern), with respect to the financial statements of Apollo Medical Holdings, Inc. included in its annual report on Form 10-KSB for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

August 21, 2008

By:	/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC